Exhibit 11.1

Itau Unibanco´s Code of Ethics

Contents

The ends and the means

The importance of Ethical Principles

Our values

Itaú Unibanco’s Ethical Principles

Practices and conduct that consolidate our Ethical Principles

Principle of Identity

Corporate responsibility

Compliance with laws, rules and regulations

Labor relations

Principle of Good Faith

Attitudes which are examples of good faith

Principle of Interdependence

Shareholders and investors

Customers and consumers

Suppliers, service providers and business and commercial partners

Public sector

Third sector

Competitors

Media

Principle of Excellence

On personal conduct

On professional practices and relationships

On management of personal finance

On loans, commercial activities and collections between co-workers

On conflicts of interest

- Protection of information and know-how

- Personal financial operations

- Favors and gifts

- External activities

- Commercial relations

- Family relatives in the company

Scope and Management of the Code of Ethics

Communication of Ethical Lapses

The ends and means

The Itaú Unibanco Vision – to be the leading bank in sustainable performance and in customer satisfaction – expresses our conviction that organizations that seek to perpetuate their existence do not accept gains at any price and that their success depends on their capacity to lead ethically and responsibly.
Society demands of large companies transparency and commitment to the objectives and undertakings adopted. Minor lapses can ruin a good reputation and a brand name that has been built up over decades in a few hours.
From this economic and social perspective, efficiency and growth go hand in hand with correct attitudes and justifiable moral objectives. We must focus on the socio-environmental questions inherent in our activity; on generating benefits to society and adopting management models that guarantee the perpetuity of the organization.
We have a commitment to all our stakeholders. We must maintain the respect and confidence of the market and the credibility we have achieved over the years of our corporate existence.
For this reason, our businesses and practices must adhere to our values and principles enshrined in this Code of Ethics. It is up to each one of us to know and commit to the dissemination and fulfillment of these guidelines in the awareness that there is no right way to do something wrong.
More than just a work of reference, this document is an instrument of work which points to the best way of performing our functions. At the same time that it indicates the conduct expected of our employees, it also demonstrates Itaú Unibanco’s belief in best market practices.
We are certain that our Code of Ethics will help us build an even more sound and reliable bank, able to report outstanding results based on a combination of performance and ethics. A better bank for all.

Pedro Moreira Salles	Roberto Setubal
Chairman of the Board of Directors	Chief Executive Officer

The importance of Ethical Principles

To demarcate behavior and attitudes that benefit and facilitate life in society. It is with this objective that Ethical Principles are built, governing the desirable individual and organizational behavior in different times, places and cultures.
It is also based on this premise that Itaú Unibanco has elected the four principles – Identity, Good Faith, Interdependence and Excellence – that now form the bedrock of this Code of Ethics. Together, they reflect the commitment of the conglomerate to the well-being of its stakeholders, of society as a whole and the planet.
While presenting a series of practices and conduct that must be part of our daily routine, this Code is neither a behavioral manual nor does it have ready replies for everything. Rather, its function is to stimulate reflection on the values that we wish to preserve in our organizational practice.
For this reason, do not hesitate: if you are in any doubt, talk to your manager or access the communication channels so that you can take the most appropriate decision.
Think of the principles as being the pillars which should guide the conduct of each one of our employees. To act in accordance with them is a matter of personal and professional integrity.
Itaú Unibanco prides itself on acting correctly, maintaining relations with all its stakeholders based on ethics and on transparency. It is in this way that we wish to reciprocate the confidence of our customers and offer benefits to society.

Ricardo Villela Marino
Executive Officer for People

Our values
Our corporate ethics are also reflected in our behavior, our practices, convictions and values. It is in carrying out our daily routine that we really show who and how we are. Thus, for Itaú Unibanco, just as important as ethics is our vision and our corporate culture.
Revisited in the light of the association between Itaú and Unibanco, Vision and Culture are enhanced through the diversity of our origins, formation, and experience. It has been possible to identify common values which will be the major differential in this organization in the years to come.
At Itaú Unibanco, people come first. Be they employees, suppliers, customers or society in general. We have set our sights on building high performance teams, whose individual talents only make sense if they are able to become winning teams. We place value on people that feel pleasure in working in the organization, in serving the customer and in resolving problems quickly and competently.
We want to build an informal environment where there is no room for rigidity or unnecessary bureaucracy, albeit, at the same time in the knowledge that above all is respect for the laws and ethical values, the constant striving for transparency and the confidentiality of customer information.
We seek innovations that make life easier for all and which allow us to build an increasingly better bank. Progress, sustainable growth and performance are permanent goals. Itaú Unibanco is proud to be a sound and contemporary bank, present in the life of people. A bank that seeks to build healthy relationships with all around it, aware of its role in society and its impact on the environment.
The world has seen many changes in the last few years - Itaú Unibanco as well. But what is unchanging is our values and ethics. In these lie our strength. With each passing day, this is what will make us an increasingly better bank. In a constant state of evolution. Just as our employees, suppliers and customers. Just as our nation.

Itaú Unibanco’s Ethical Principles
Identity
We align our companies to a corporate identity based on high standards of ethics, resilience and respect for sustainability.
Good Faith
We act transparently and assume responsibility for our acts and choices.
Interdependence
We are open to dialog and interaction with our stakeholders in order to share our actions and objectives that lead to the common good.
Excellence
We cultivate environments which encourage work of a high quality that has relevance for those executing it, for the institution and for society.

Practices and conduct that consolidate our Ethical Principles

Principle of identity
We align our companies to a corporate identity based on high standards of ethics, resilience and respect for sustainability.
In a fast changing and intensely competitive society, the major challenge for organizations is not to grow, but to grow with integrity. At Itaú Unibanco that means preserving in all the group’s companies the values, principles and objectives that establish our way of thinking and acting.
To guarantee that the management of our companies and that all our products and operations are aligned with these propositions reinforcing the identity of the conglomerate and protecting that part of our equity made up of intangible assets, such as credibility, value of the brand, culture, reputation, among others.
We are an organization which prides itself on acting correctly. For this reason, we are committed to establishing effective links with our stakeholders: employees, customers, shareholders and investors, suppliers, competitors, the public sector, the third sector and the media; in the evaluation of socio-environmental impacts of financial activities; and in the adoption of practices which contribute to the construction of a sustainable world.
Corporate responsibility
*We are careful to ensure that the businesses and the operations of the group companies are aligned with the Vision, Values, Culture, Sustainability Policy, with this Code and with the commitments of governance reflected in our personnel management policies, performance, risk management, financial controls, auditing, compliance, internal controls and corporate security.
*We disclose the guidance and provisions of this Itaú Unibanco Code of Ethics among our stakeholders and provide them with the channels for dialog according to AA1000 AccountAbility principles standard – an international standard for stakeholder engagement and dialog.
*We guarantee that our account statements reflect clearly, simply and consistently the reality of the institution and of its companies and operations.
*We encourage ethically oriented decisions on a day-to-day basis and the adhesion to best international practices of marketing and sales.
*We contribute to the promotion of sustainable development of the societies in which we operate.
Compliance with laws, rules and regulations
*We comply with the laws, rules and regulations of the countries in which we are present, respecting all instances of the law (administrative, environmental, civil, commercial, labor and fiscal).
*We adhere to the ethical and operational guidelines of the regulatory bodies of the financial system, of the countries and localities where we operate, as well as the self-regulatory provisions of the business associations with which we have a relationship.*We promote internally the perception that laws, rules and regulations do not encompass the ethical implications under all circumstances. For this reason we encourage reflection on how our actions affect our stakeholders from the ethical point of view.
*We maintain policies and practices for preventing and combating all forms of corruption (from bribes and trafficking of influence to improper favors), money laundering, fraud and other illicit or criminal acts.
Labor relations
*We cultivate an environment of respect for dignity, diversity and for human rights.
*We adopt policies and practices that contribute actively to the prevention, combat and eradication of degrading forms of work (child, forced or compulsory labor).
*We deter any type of discrimination, harassment, exploitation and prejudice.
*We encourage the human and professional development of our employees through adequate salaries and benefits policies and practices as well as the promotion of educational, safety and occupational health programs.
*We respect the right to freedom of labor union membership and collective bargaining.

Principle of Good Faith
We act transparently and assume responsibility for our acts and choices.
Good faith is at the root of all ethical conduct. It is based on human respect and has as its premises honesty of purpose, sincerity and courtesy.
Its practice improves our perception of others’ needs, increasing the degree of trust we have in one another, facilitating dialog and coexistence.
Good faith results in more transparent and responsible operations, which positively influence the conclusion of good business transactions.
Attitudes which are examples of good faith
*Make the effort to do what is right.
*To do to others what we would have them do to ourselves.
*Cultivate cordial behavior in relationships.
*Practice dialog rather than the imposition of a given point of view.
*Practice active listening, welcoming diversity of opinions with respect to work and simulating proximity among peers, co-workers and teams.

*Collaborate with co-workers for the successful execution of tasks and give guidance patiently, showing interest to all those that seek our views.
*Share non-confidential information, the ignorance of which might induce someone to error.
*Give due credit to the ideas and achievements of co-workers.
*Do not convey ideas, opinions and personal preferences as if they were those of the organization or its management.

Principle of Interdependence
We are open to dialog and interaction with our stakeholders in order to share our actions and objectives that lead to the common good.
Itaú Unibanco’s Sustainability Policy has its origins in the conviction that our present and future success is based on ethical and transparent interaction with customers, employees, shareholders and investors, business partners and society in general.
Indeed, these stakeholders have legitimate interests in the favorable results and the continuity of the institution. We share common interests with them and seek opportunities for mutual collaboration, establishing interactions which are advantageous for all.
Shareholders and Investors
*We apply good corporate governance practices in order to guarantee the continuity of the businesses and competitive returns.
*We keep the market informed of our performance, being accountable on a timely and transparent basis.
*We manage conflicting interests impartially and efficiently.
Customers and consumers
*We welcome suggestions, criticism and doubts and seek to respond to them professionally and quickly placing due importance on consumer interests, time, opinions and sentiment.
*We respect freedom of choice, providing the necessary information for rational decisions in a clear and correct manner.
*We reject the use of schemes such as matched sales and other forms of imposition or restrictions on the execution of business operations.
*We use easily understandable contracts to formalize our transactions.
Suppliers, service providers and business and commercial partners
*We encourage all partners to share our values and ethical principles.
*We promote dignified work and support sustainable development along the entire supply chain.
*We adopt transparent criteria in selection and hiring procedures and cultivate a relationship based on professionalism and on mutual respect.
Public sector
*Our relationship with the public sector is guided by the principles of corporate citizenship.
*Our decisions are taken exempt of party political or ideological preferences.
*We condition eventual contributions to political parties and candidates to the requirements of the local legislation and our corporate guidelines.

Third Sector
*We undertake partnerships with civil society entities with a view to promoting sustainability, the social and cultural development of the communities and to the benefit of future generations.
*Eventual contributions to Non-Government Organizations (NGOs), Public Interest Non-Governmental Organizations (OSCIPS), philanthropic entities and other similar associations are conditional upon compliance with the local legislation and our corporate guidelines.
Competitors
*We participate in class business associations in a spirit of cooperation and with a view to the improvement of the financial sector.
*We act in accordance with the precepts of free enterprise and respect for the reputation and the opinions of our competitors.
*We respect intellectual property rights and do not use the information of competitors without their express authority.
Media
*We recognize and respect the duty of the press to inform public opinion.
*We base our relationship with the media on the principles of veracity and independence.
*We do not mix the duty to inform with marketing and publicity initiatives.

Principle of Excellence
We cultivate environments which encourage work of a high quality that has relevance for those executing it, for the institution and for society.
The way in which we execute our work, honor commitments and behave, reveals the value we place on others and ourselves as well, an indication of our character, civic mindedness and humanity.
Our habits and attitudes can both positively influence the reputation and trust bestowed in us as well as cause discredit, giving rise to personal and professional dissatisfaction which in extreme cases can lead to the practice of corruption and illicit acts. Hence, the importance of cultivating behavior which protects our personal dignity and makes us worthy of trust in the eyes of co-workers and the company.

On personal conduct
*Respect those who think differently or disagree with you.
*Remember that no one should be discriminated on the basis of political, sexual, religious or cultural preferences.
*Do not pass on rumors and slanderous allegations.
*Use common sense and politeness in resolving misunderstandings.
*If you make a mistake, do not conceal the fact. Try to mitigate its eventual negative consequences and seek to learn from your mistakes.
*Use rationally and responsibly the benefits you receive such as healthcare and dental plans, banking products, club membership and parking facilities , among others.
*Take part in training programs which the institution offers in a punctual and dedicated manner.
*Take care of the installations, resources, equipment and work materials and do not use these for private ends.
*Control the consumption of water, energy, paper, plastic objects and office materials, contributing to the preservation of the environment.
On professional practices and relationships
*Notify the manager or through the appropriate channel, any infringement of Itaú Unibanco’s Code of Ethics.
*Execute your work in a rational manner with integrity, diligence and fully aligned to the conglomerate’s interests.
*Keep up to date with the advances that take place in your area, endeavoring to obtain the necessary certifications and comply with the code of conduct which is specific to your profession.
*Safeguard the information to which you have access, preventing its dissemination in the public domain.
*Never advise, disclose information or negotiate on the basis of rumor.
*Relationship with the team
Enhance team work being participative, punctually delivering what was agreed and sharing knowledge and information that is not of a confidential nature.

*Relationship with business and commercial partners
Endeavor to learn the activities and the origin of the resources of business partners, avoiding cases where the institution involuntarily contributes to illicit acts.
*Relationship with customers and consumers
Use the appropriate channels to respond to requests or resolve conflicts that are not part of our functions.
Combat money laundering, fraud and other illicit acts, in line with the precepts of the ‘Know your Customer’ program.
*Relationship with the Media
Seek guidance from the press relations department before taking part in interviews and programs in the media.
Avoid speaking in the name of the conglomerate or its companies if you have not been previously cleared to do so.

On the management of personal finance
*Do not spend beyond your means since this can mean losses of a moral, psychological, professional and social order.
*Manage personal and family finances on the basis of planning, prudence and responsibility.
*Avoid defaulting.
*Prioritize long-term investments and avoid very risky or opportunistic business transactions.
*Employ your financial resources rationally.
On loans, commercial activities and collections between co-workers
*Avoid requesting or granting loans to co-workers.
*Neither purchase nor sell goods on the organization’s premises.
*Guarantee the discretionary and voluntary participation in collections for covering the cost of festive occasions or donations and do not disclose or record the values donated by the participants.
On conflicts of interest
A conflict of interests arises whenever the personal interests of an employee or a business leader are antagonistic to the interests of the institution or its stakeholders. Such situations put our integrity and reputation at risk. For this reason, they must be managed efficiently and transparently as well as immediately notified through the appropriate channels. Check out the attitudes which help avoid conflicts of interest.
*Protection of Information and know-how
Information and know-how (knowledge, technology, methods, systems, etc.) which circulate internally are the property of Itaú Unibanco and may not be used for private ends or passed on to third parties. Particular care should be taken with information not in the public domain (restricted, confidential and internal). Its improper dissemination can be prejudicial to our stakeholders and the relationship of trust which we enjoy with them.
Use our information and know-how only to the benefit of the conglomerate and its stakeholders.

-Respect the privacy of customers, maintaining customer information, operations and contracted services confidential.
-Protect and prevent the leaking of any document that may cause loss or discomfort to persons or companies.
-Certify that other sectors of the conglomerate do not have access to information circulating in your area but not yet in the public domain.
-Request authorization from an officer before using Itaú Unibanco’s information and know-how in activities and outside publications or commenting on them in communities and through the medium of the internet.
-On leaving the employment of the institution, do not take copies of information, processes or know-how that are the property of Itaú Unibanco.
*Personal financial operations
Base your investments, financing and loans on information in the public domain in line with the legislation and the restrictions of the policies, rules and internal procedures that forbid the use of confidential information.
*Gifts and favors
Avoid accepting or offering gifts, gratuities, sponsorships, discounts on transactions of a personal nature, business or leisure travel, invitations to take part in events and any other favors.
-Should market practice require an exchange of favors, restrict its value to the limit established annually for the conglomerate in accordance with internal rules.
-In the relationship with the public sector, never offer or accept gifts, favors and gratuities from civil servants – whether such have been admitted to government service through the civil service examination or are political appointees – at any level in the public service hierarchy or institutions, including those occupying political posts and their parties.
-Managers and employees in Itaú Unibanco S.A.’s Procurement Department shall not accept or offer any gift or favor, including the most simple of items of this nature such as diaries or pens.
-External activities
Work in other organizations as an employee, service provider, consultant, officer or board director may not conflict in any way (nature, purpose, time) with your activity in the conglomerate and must be authorized by one of the institution’s collegiate bodies for ethics.
-Commercial Relations
Request express authorization from an officer before establishing private commercial relations with customers, suppliers, service providers, business partners or companies that maintain any type of relationship, interest or connection with the conglomerate.
-Family Relatives in the company
The indication and hiring of family relatives is permitted in the institution as long as such does not result in potential or presumed conflicts of interest. However, family relatives up to twice removed are not allowed to work in the same area of the institution.
Exceptions must be analyzed and approved by a collegiate body for ethics. In any case, on indicating a relative, always inform the individual responsible for the hiring.

Scope and management of the Code of Ethics
In disclosing our values and providing guidance on the best behavior and attitudes for different situations in the daily routine, our Code of Ethics helps to ensure that the policies and practices of the organization remain morally aligned and coherent with the principles we defend.
The Code’s guidelines have been approved by the Board of Directors and are part of the Ethics Program established by the conglomerate’s Senior Ethics Commission, which also oversees compliance of this Code at all levels of the institution. This management process takes place through the medium of the Corporate Ethics Consultancy, in turn linked to the area of people.
Hence, more than just a simple document, the Code of Ethics is a working tool for all in the organization, irrespective of hierarchical level. It is incumbent on each employee, board director or officer of a company of Itaú Unibanco Holding S.A. in Brazil and overseas to act in accordance with the guidance provided in this Code.
The effective commitment to our Ethical Principles is the primary contribution of each one in building a sound bank, long-lasting and able to develop in a sustainable manner and committed with its time.

Communication of Ethical Lapses
Each one of us is responsible for ensuring compliance with Itaú Unibanco’s Code of Ethics all levels of the organization. Managers and employees should remain alert and notify eventual irregularities through the appropriate channels.
In the course of the daily routine, situations which are dubious or unforeseen in this Code may arise, possibly requiring examination on an individual basis.
Irrespective of the circumstances, the conglomerate operates channels for notifying doubts, allegations, complaints and suggestions and through which the necessary investigations may be requested. Whistleblowers will be protected against reprisals and the investigations will be conducted professionally, impartially, in secrecy and confidentially. Anonymous manifestations will also be accepted. The important point is not to stay silent. If in doubt, ask!
The Ombudsman area
Receives and sends for due investigation facts and practices contrary to the Code on the part of employees and members of management at all levels of the hierarchy.
Receive and send doubts as to interpretation of the Code, questions on unforeseen situations, impasses and ethical dilemmas and consultations on conflicts of interest for perusal by the Senior Ethics Commission.
Contact:
Telephone: 0800 721 4040 Facsimile 0800 721 3030
External e-mails:
ombudsman@ombudsman.itau-unibanco.com.br and ombudsman.itub@terra.com.brInternal e-mail: ombudsman
Site Intranet: Portal Digital>Ombudsman>Site/Blog
Correspondence: Caixa Postal: 26517 – CEP 04311-970
Personal Contact with appointment by telephone
Audit Committee
Receives and submits for investigation of cases of lapses of conduct by management; of suspicions and allegations of legal or regulatory non-compliance: of fraud and errors in internal controls and in accounting and auditing activities.
Contact:
External e-mail: comite-auditoria@itaú-unibanco.com.br
Internal e-mail: comite auditoria
Correspondence: Comitê de Auditoria Unibanco Holding S.A.
Praça Alfredo Egydio de Souza Aranha, 100
Torre Olavo Setubal, Piso PM
CEP 04344-902 – São Paulo – SP

This code of Ethics is applicable to all members of management and employees of Itaú Unibanco Holding S.A